Exhibit (k)(5)

AMENDMENT NO. 1

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of January 17, 2019, to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust, the Lenders party thereto, and The Bank of Nova Scotia, as the Swing Line Lender and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and each Lender has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Each of the defined terms “Scheduled Tranche A Commitment Termination Date” and “Scheduled Tranche B Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “January 17, 2019” contained therein with the date “January 16, 2020”.

2. Section 5.2 of the Credit Agreement is hereby amended by inserting a new paragraph (e) as follows:

(e) Immediately before giving effect to such requested Loan or Loans, the Temporary Loan Balance would not exceed 5.0% of Total Assets.

3. Exhibit B to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit B hereto.

4. Paragraphs 1 through 3 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that the Borrower and each of the Lenders have executed a counterpart of this Amendment;

(b) the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since December 28, 2018 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since December 28, 2018, attaching true, complete and correct copies of each such amendment, supplement or modification; and

(c) all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date shall have been paid.

5. The Borrower (a) reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b) agrees and admits that (i) as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligations, (c) represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

6. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment by facsimile or e-mail (such as in “portable document format”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Chief Compliance Officer, Chief Legal Officer & Secretary

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 1 to Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as the Swing Line Lender, Administrative Agent and as a Tranche Lender

By:	/s/ Aron Lau
Name:	Aron Lau
Title:	Director

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 1 to Second Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Tranche A Lender

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 1 to Second Amended and Restated Credit Agreement

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

EXHIBIT B

FORM OF WRITTEN BORROWING REQUEST

[Date]

The Bank of Nova Scotia, as Administrative Agent [and Swing Line Lender]1

40 King Street West, 55th Floor

Toronto, ON, Canada M5H 1H1

Attn: Eli Mou

The Bank of Nova Scotia, as Administrative Agent [and Swing Line Lender]2

720 King Street

Toronto, Canada M5V2T3

Attn: GWS LoanOps US Corp

Gentlemen/Ladies:

Reference is made to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018, among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust (the “Borrower”), the Lenders party thereto, and The Bank of Nova Scotia, as the Swing Line Lender and as the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

[For a Borrowing Request submitted in connection with a borrowing of Tranche A Loans under Section 2.2(a)(i)]3

1.

Pursuant to Section 2.2(a)(i) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Tranche A Loans (the “Proposed Tranche A Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(a)(i) of the Credit Agreement:

(a)	The aggregate amount of the Proposed Tranche A Borrowing is $ .

(b)	The date (which shall be a Business Day) of such Proposed Tranche A Borrowing is , 20 (the “Proposed Tranche A Borrowing Date”).

[1]	Include this language if Swing Line Loans are being requested.
[2]	Include this language if Swing Line Loans are being requested.
[3]

If no new borrowing of Tranche A Loans is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a new borrowing of Tranche A Loans is hereby requested, complete as appropriate.

(c)	The Proposed Tranche A Borrowing is to be [an ABR Loan] [a LIBOR Loan having an Interest Period of ].

(d)	Proceeds of the Proposed Tranche A Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

[For a Borrowing Request submitted in connection with a borrowing of Tranche B Loans under Section 2.2(a)(ii)]4

2.

Pursuant to Section 2.2(a)(ii) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Tranche B Loans (the “Proposed Tranche B Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(a)(ii) of the Credit Agreement:

(a)	The aggregate amount of the Proposed Tranche B Borrowing is $ .

(b)	The date (which shall be a Business Day) of such Proposed Tranche B Borrowing is , 20 (the “Proposed Tranche B Borrowing Date”).

(c)	Proceeds of the Proposed Tranche B Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

(d)	[The Proposed Tranche B Borrowing is to be a Tranche B Refunding Loan.]

[For a Borrowing Request submitted in connection with a borrowing of Swing Line Loans under Section 2.9(b)]5

3.

Pursuant to Section 2.9(b) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow a Swing Line Loan (the “Proposed Swing Line Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.9(b) of the Credit Agreement:

(a)	The aggregate amount of the Proposed Swing Line Borrowing is $ .

(b)	The date (which shall be a Business Day) of such Proposed Swing Line Borrowing is , 20 (the “Proposed Swing Line Borrowing Date”).

(c)	Proceeds of the Proposed Swing Line Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

[4]

If no borrowing of Tranche B Loans is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a borrowing of Tranche B Loans is hereby requested, complete as appropriate.

[5]

If no borrowing of a Swing Line Loan is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a borrowing of a Swing Line Loan is hereby requested, complete as appropriate.

2

[For a Borrowing Request submitted in connection with a borrowing of new Tranche A Loans, Tranche B Loans or Swing Line Loans]6

4.

The Senior Debt Asset Coverage (immediately after giving effect to the [Proposed Tranche A Borrowing, the Proposed Tranche B Borrowing and the Proposed Swing Line Borrowing]) is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Senior Debt Asset Coverage

            :1.00

5.

The Adjusted Senior Debt Asset Coverage (immediately after giving effect to the [Proposed Tranche A Borrowing, the Proposed Tranche B Borrowing and the Proposed Swing Line Borrowing]) is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Senior Debt Asset Coverage

            :1.00

6.	The Borrower hereby certifies that:

(a)	immediately before and after giving effect to the [Proposed Tranche A Borrowing, the Proposed Tranche B Borrowing and the Proposed Swing Line Borrowing], no Default has occurred and is continuing,

(b)

on and as of the [Proposed Tranche A Borrowing Date, the Proposed Tranche B Borrowing Date, and the Proposed Swing Line Borrowing Date], (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specified date),

(c)

Immediately before giving effect to the [Proposed Tranche A Borrowing, the Proposed Tranche B Borrowing and the Proposed Swing Line Borrowing], the Temporary Loan Balance would not exceed 5.0% of Total Assets, and

(d)	after giving effect to the [Proposed Tranche A Borrowing, the Proposed Tranche B Borrowing and the Proposed Swing Line Borrowing], the Aggregate Loan Balance would not exceed the Borrowing Base.

[6]

If no borrowing of Loans is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a borrowing of Loans is hereby requested, complete as appropriate.

3

[For a Borrowing Request submitted in connection with a conversion or continuation of a Tranche A Loan under Section 2.2(b)]7

7.

Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby gives notice of its intention to [convert all or any portion of an ABR Loan to a LIBOR Loan][convert all or any portion of a LIBOR Loan to an ABR Loan][continue all or any portion of a LIBOR Loan as a LIBOR Loan having an additional Interest Period] (the “[Proposed Conversion][Proposed Continuation]”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(b) of the Credit Agreement:

(a)	The aggregate amount of the Tranche A Loan to be [converted][continued] is $ . Such Tranche A Loan is a[n] [ABR Loan][LIBOR Loan].

(b)	The date (which shall be a Business Day) of such [conversion][continuation] is , 20 .

(c)	The Tranche A Loan to be [converted][continued] shall be [converted into [an ABR Loan][a LIBOR Loan having an Interest Period of ]] [continued as a LIBOR Loan having an Interest Period of ].

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[7]

If no conversion or continuation of an existing Tranche A Loan is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If such a conversion or continuation is hereby requested, complete as appropriate.

4

IN WITNESS WHEREOF, the Borrower has caused this Written Borrowing Request to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:
Name:
Title:

Blackstone / GSO Floating Rate Enhanced Income Fund Written Borrowing Request

SCHEDULE A

Detailed Calculations